As filed with the Securities and Exchange
                                                      Commission on June 9, 2004
                                                     Registration No. 333-115161
================================================================================

                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                                 Amendment No. 1
                                     to the
                                    FORM S-3

                             REGISTRATION STATEMENT
                                    UNDER THE
                             SECURITIES ACT OF 1933

                               EMAGIN CORPORATION
             (Exact Name of Registrant as Specified in Its Charter)

          Delaware                                        56-1764501
 (State or Other Jurisdiction of         (I.R.S. Employer Identification No.)
   Incorporation or Organization)


                                  2070 Route 52
                        Hopewell Junction, New York 12533
                                 (845) 838-7900
               (Address, Including Zip Code, and Telephone Number,
        Including Area Code, of Registrant's Principal Executive Offices)


                                  Gary W. Jones
                             Chief Executive Officer
                                  2070 Route 52
                        Hopewell Junction, New York 12533
                                 (845) 838-7900
            (Name, Address, Including Zip Code, and Telephone Number,
                   Including Area Code, of Agent for Service)


                                 WITH COPIES TO:
                            Richard A. Friedman, Esq.
                             Darrin M. Ocasio, Esq.
                       Sichenzia Ross Friedman Ference LLP
                          11065 Avenue of the Americas
                            New York, New York 10018
                                 (212) 930-9700

        Approximate date of commencement of proposed sale to the public:
        From time to time, at the discretion of the selling shareholders after the effective date of this registration statement

     If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. [ ]

     If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box. [x]

     If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

     If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

     If delivery of the prospectus is expected to be made pursuant to Rule 434, check the following box. [ ]



                         CALCULATION OF REGISTRATION FEE
======================================== =============== =================== ===================== =====================
                                                              Proposed             Proposed
 Title of Each Class of Securities to     Amount to be    Maximum Offering    Maximum Aggregate         Amount of
             be Registered                 Registered      Price per Unit       Offering Price     Registration Fee (4)
---------------------------------------- --------------- ------------------- --------------------- ---------------------
Shares of common stock                   $50,000,000(1)       100%(2)         $50,000,000.00(2)         $6,335.00
---------------------------------------- --------------- ------------------- --------------------- ---------------------
Shares of preferred stock                           (1)
---------------------------------------- --------------- ------------------- --------------------- ---------------------
Warrants (3)                                        (1)
---------------------------------------- --------------- ------------------- --------------------- ---------------------
Shares of common stock                     2,500,000         $2.45 (2)         $6,125,000.00 (2)          $776.04
---------------------------------------- --------------- ------------------- --------------------- ---------------------
Shares of common stock                       100,000         $2.15 (2)           $215,000.00 (2)           $27.25
---------------------------------------- --------------- ------------------- --------------------- ---------------------
Totals                                                                        $56,340,000.00            $7,138.29*
======================================== =============== =================== ===================== =====================

*7,111.04 has previously been paid.

     1) Not specified as to each class of the above-referenced securities being registered hereby, pursuant to General Instruction II.D of Form S-3. In no event will the aggregate initial offering price of the securities registered hereby exceed $50,000,000 or the equivalent thereof in one or more foreign currencies or composite currencies, including currency units. The securities registered hereby may be sold separately, together or in units with other securities registered hereby. This registration statement also includes any securities issuable upon stock splits or similar transactions pursuant to Rule 416 under the Securities Act.

     2) Estimated solely for the purpose of computing the registration fee, pursuant to Rule 457(o) under the Securities Act. The proposed maximum offering price per unit will be determined from time to time by the registrant in connection with the issuance by the registrant of the securities registered hereby.

     3) There are being registered hereby an indeterminate number of warrants entitling the holders thereof to purchase shares of common stock which may be sold separately, together or in units with other securities registered hereby.


     4) The prospectus that forms part of this registration statement, as the prospectus may be amended or supplemented from time to time, is deemed to relate to the $56,340,000 of securities being registered pursuant to this registration statement and, pursuant to Rule 429 under the Securities Act, to $39,872,155.68 of securities registered and issuable by the registrant pursuant to the prior registration statement on Form SB-2 of the registrant, Commission File No. 333-105750 (the "2003 Registration Statement"). The amount of filing fees associated with the securities registered pursuant to the 2003 Registration Statement is $3,668.24.

                             ----------------------

Pursuant to Rule 429 under the Securities Act, the prospectus filed as part of this registration statement also relates to securities of the registrant registered pursuant to the registration statement of the registrant, Commission File No. 333-105750.

                             ----------------------

     The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the Registration Statement shall become effective on such date as the Securities and Exchange Commission, acting pursuant to said Section 8(a), may determine.

================================================================================

THE INFORMATION CONTAINED IN THIS PROSPECTUS IS NOT COMPLETE AND MAY BE CHANGED. THESE SECURITIES MAY NOT BE SOLD UNTIL THE REGISTRATION STATEMENT FILED WITH THE SECURITIES AND EXCHANGE COMMISSION IS EFFECTIVE. THIS PROSPECTUS IS NOT AN OFFER TO SELL THESE SECURITIES AND IT IS NOT SOLICITING AN OFFER TO BUY THESE SECURITIES IN ANY STATE WHERE THE OFFER OR SALE IS NOT PERMITTED.


PROSPECTUS                            SUBJECT TO COMPLETION, DATED JUNE 9, 2004

                               eMagin Corporation

                                   $50,000,000

                                  Common Stock
                                 Preferred Stock
                                    Warrants
                                Offered By Issuer

                                       and

                        52,089,060 Shares of Common Stock
                         Offered by Selling Stockholders

     By this prospectus, eMagin Corporation may from time to time offer securities to the public. This prospectus provides a general description of the common stock, preferred stock and warrants eMagin may offer from time to time. Each time eMagin sells securities, eMagin will provide a supplement to this prospectus that contains specific information about the offering and the specific terms of the securities offered. You should read this prospectus and the applicable prospectus supplement carefully before you invest in eMagin's securities. This prospectus may not be used to consummate a sale of eMagin's securities by eMagin unless accompanied by the applicable prospectus supplement.

     The aggregate initial offering price of all securities sold by eMagin under this prospectus will not exceed $50,000,000. eMagin's common stock is listed on the American Stock Exchange under the symbol "EMA." The last reported sales price per share of our common stock as reported by the American Stock Exchange on April 29, 2004, was $2.45.

     In addition, this prospectus relates to the resale by the selling stockholders of up to (i) 2,600,000 shares of our common stock, 2,500,000 of which are issuable upon the exercise of common stock purchase warrants issued to our former note holders, and (ii) 49,489,060 shares of common stock that were previously issued and registered in July 2003.

     The selling stockholders may sell common stock from time to time in the principal market on which the stock is traded at the prevailing market price or in negotiated transactions. The selling stockholders may be deemed underwriters of the shares of common stock, which they are offering. We will pay the expenses of registering these shares.

            INVESTING IN THESE SECURITIES INVOLVES SIGNIFICANT RISKS.
                     SEE "RISK FACTORS" BEGINNING ON PAGE 7.

     Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

                              --------------------

                   The date of this prospectus is June 9, 2004

                                TABLE OF CONTENTS                          Page


Where You Can Find More Information......................................... 5

Forward-Looking Statements.................................................. 6

Prospectus Summary.......................................................... 7

About This Propectus........................................................ 7

Risk Factors................................................................ 8

Securities Offerd By This Prospectus........................................ 15

Use of Proceeds............................................................. 15

Description of Capital Stock................................................ 15

Plan of Distribution........................................................ 18

Selling Security Holders.................................................... 22

Legal Matters............................................................... 26

Experts..................................................................... 26


     eMagin has not authorized anyone to give any information or make any representation about eMagin that is different from or in addition to, that contained in this prospectus or in any of the materials that eMagin has incorporated by reference into this document. Therefore, if anyone does give you information of this sort, you should not rely on it. If you are in a jurisdiction where offers to sell, or solicitations of offers to purchase, the securities offered by this document are unlawful, or if you are a person to whom it is unlawful to direct these types of activities, then the offer presented in this document does not extend to you. The information contained in this document speaks only as of the date of this document, unless the information specifically indicates that another date applied.

                       WHERE YOU CAN FIND MORE INFORMATION

     We file annual, quarterly and special reports and other information with the Securities and Exchange Commission. You may read and copy any of these documents at the SEC's public reference room at 450 Fifth Street, N.W., Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information on the public reference rooms. Our SEC filings are also available to the public at the SEC's website at www.sec.gov.

      The SEC allows us to "incorporate by reference" the information we file with it, which means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is considered to be an important part of this prospectus. Any information that we incorporate by reference is automatically updated and superseded if information contained in this prospectus modifies or replaces that information. In addition, any information that we file with the SEC after the date of this prospectus will update and supersede the information in this prospectus. You must look at all of our SEC filings that we have incorporated by reference to determine if any of the statements in a document incorporated by reference have been modified or superseded.

      We incorporate by reference the documents listed below and any future filings made with the SEC under Section 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934 until all of the shares registered hereby have been sold:

     o    Our annual report on Form 10-KSB for the year ended December 31, 2003;

     o    Our Form SB-2 File No. 333-105750;

     o    Our Definitive Proxy filed on May 24, 2004.

     o    Our quarterly report on Form 10QSB filed on May 14, 2004

     If you request, either orally or in writing, we will provide you with a copy of any or all documents which are incorporated by reference. We will provide such documents to you free of charge, but will not include any exhibits, unless those exhibits are incorporated by reference into the document:

         eMagin Corporation
         2070 Route 52
         Hopewell Junction, New York 12533
         Attention:  Secretary
         (845) 838-7900

     You should rely only on the information contained in this prospectus or to which we have referred you. We have not authorized anyone to provide you with information that is different. This prospectus may only be used where it is legal to sell these securities. The information in this prospectus may only be accurate on the date of this prospectus.

                           FORWARD-LOOKING STATEMENTS

     This prospectus, any prospectus supplement and the documents incorporated by reference in this prospectus contain forward-looking statements. We have based these forward-looking statements on our current expectations and projections about future events.

         These statements include, but are not limited to:

     o our liquidity and capital resources, operating expenses and future expenditures;

     o the timing and amount of anticipated revenues from government contracts and from future sales of our microdisplays and other products;

     o the timing of the release of our SXGA microdisplay and other potential future products;

     o the development and anticipated growth of the markets for our products, including the development of high speed telecommunications networks;

     o expectations as to incorporation of our products by product manufacturers and customer responses;

     o expectations as to our ability to manufacture our products in commercial quantities and the expected capacity of our manufacturing line;

     o    trends in industry activity generally.

     In some cases, you can identify forward-looking statements by words such as "may," "will," "should," "expect," "plan," "could," "anticipate," "intend," "believe," "estimate," "predict," "potential," "goal," or "continue" or similar terminology. These statements are only predictions and involve known and unknown risks, uncertainties and other factors, including the risks outlined under "Risk Factors," that may cause our or our industry's actual results, levels of activity, performance or achievements to be materially different from any future results, levels of activity, performance or achievements expressed or implied by such forward-looking statements.

     Unless we are required to do so under U.S. federal securities laws or other applicable laws, we do not intend to update or revise any forward-looking statements.

                               PROSPECTUS SUMMARY

         eMagin Corporation

     eMagin Corporation designs, develops, and markets OLED (organic light emitting diode)-on-silicon microdisplays and related information technology solutions. We integrate high resolution OLED displays (smaller than one-inch diagonal), magnifying optics, and systems technologies to create a virtual image that appears comparable to that of a computer monitor or a large-screen television. We have developed unique technology for producing high performance OLED microdisplays and related optical systems. We are the only company to announce, publicly show, and sell full-color active matrix OLED-on-silicon microdisplays. We are now supplying our first two commercial microdisplay products (SVGA+ and SVGA 3D OLED microdisplays) in initial commercial quantities to OEMS. In addition we sell integrated display and optics modules to military, homeland defense, industrial, and medical customers. These products are being applied or considered for near-eye and headset applications in products such as entertainment and gaming headsets, handheld Internet and telecommunication appliances, viewfinders, night vision viewers, firefighting helmets, simulation tools, and wearable computers manufactured by original equipment manufacturer
(OEM) customers.

     Our principal offices are located at 2070 Route 52, Hopewell Junction, New York 12533, and our telephone number is (845) 838-7900. We are a Delaware corporation. Our website is www.emagin.com.



                              ABOUT THIS PROSPECTUS

     This prospectus describes certain securities of eMagin Corporation, a Delaware corporation. We sometimes refer to eMagin Corporation, together with its wholly owned subsidiary, Virtual Vision, using the words "we," "our" or "us," or as the "Company." This prospectus is part of a registration statement that we filed with the SEC utilizing a "shelf" registration process, which allows us to offer and sell any combination of the securities described in this prospectus in one or more offerings. Using this prospectus, we may offer up to $50,000,000 worth of securities.

     The types of securities that eMagin may offer and sell from time to time by this prospectus are:

     o    common stock;
     o    preferred stock; and
     o warrants entitling the holders to purchase common stock or preferred stock;

     This prospectus contains a general description of the securities we may offer. We will describe the specific terms of these securities, as necessary, in supplements that we attach to this prospectus for each offering. Each supplement will also contain specific information about the terms of the offering it describes. The supplements may also add, update or change information contained in this prospectus. In addition, as we describe below in the section entitled "Where You Can Find More Information," we have filed and plan to continue to file other documents with the SEC that contain information about us. Before you decide whether to invest in our securities, you should read this prospectus, the supplement that further describes the offering of those securities and the information we otherwise file with the SEC.


     In addition, selling stockholders are offering for resale up to (i) 2,600,000 shares of our common stock including 2,500,000 shares issuable upon the exercise of common stock purchase warrants; and (ii) 49,489,060 shares of common stock that were previously issued and registered in July 2003. eMagin will not be involved in the offer or sale of these shares other than registering such shares for resale pursuant to this prospectus. The Company will not receive any proceeds from the sale of these shares.

                                  RISK FACTORS

     This investment has a high degree of risk. Before you invest you should carefully consider the risks and uncertainties described below and the other information in this prospectus. If any of the following risks actually occur, our business, operating results and financial condition could be harmed and the value of our stock could go down. This means you could lose all or a part of your investment.

Risks Related To Our Financial Results

If we do not obtain additional cash to operate our business, we may not be able to execute our business plan and may not achieve profitability.

     In the event that cash flow from operations is less than anticipated and we are unable to secure additional funding to cover these added losses, in order to preserve cash, we would be required to further reduce expenditures and effect further reductions in our corporate infrastructure, either of which could have a material adverse effect on our ability to continue or increase our current level of operations. To the extent that operating expenses increase or we need additional funds to make acquisitions, develop new technologies or acquire strategic assets, the need for additional funding may be accelerated and there can be no assurances that any such additional funding can be obtained on terms acceptable to us, if at all. If we are not able to generate sufficient capital, either from operations or through additional financing, to fund our current operations, we may not be able to continue as a going concern. If we are unable to continue as a going concern, we may be forced to significantly reduce or cease our current operations. This could significantly reduce the value of our securities, which could result in our de-listing from the American Stock Exchange and cause investment losses for our shareholders.

We may not be able to satisfy the American Stock Exchange's continued listing requirements.

     The AMEX staff notified us in June 2003 that we have fallen below Section 1003(a)(i) of the AMEX Company Guide for having shareholders' equity of less than $2,000,000 and losses from continuing operations and/or net losses in two out of the three most recent fiscal years. We were afforded the opportunity to submit a plan of compliance to the AMEX and presented a plan to the AMEX in July 2003. On September 9, 2003, we received notice from the staff of the AMEX that the AMEX had accepted our plan to regain compliance with AMEX's continued listing standards and granted us an extension until December 4, 2004 to regain compliance with those standards. The failure to execute our plan and remain in compliance with the AMEX equity requirement could result in a delisting of our common stock.

     We will be subject to periodic review by the AMEX staff during the extension period. During this time, we must make progress consistent with the terms of the plan or maintain compliance with the continued listing standards. While we anticipate that, as a result of our recently completed financing in January 2004 and the conversion of our outstanding promissory notes in March 2004, our balance sheet as of March 31, 2004 will reflect that we meet AMEX's $2 million shareholder equity requirement, there can be no assurance that AMEX will waive this requirement prior to December 4, 2004 or that we will be in compliance with this requirement at December 4, 2004. Other unidentified issues may arise that could adversely affect the financial or the potential listing status of the company.

We have a history of losses since our inception and may incur losses for the foreseeable future.

     Accumulated losses excluding non-cash transactions as of December 31, 2003, were $34.4 million and acquisition related non-cash transactions were $101.9 million, which resulted in an accumulated net loss of $136.3 million, the majority of which was related to the March 2000 merger and the subsequent write-down of our goodwill. The non-cash losses were dominated by the amortization and write-down of goodwill and purchased intangibles and write-down of acquired in-process research and development related to the March 2000 acquisition, and also included some non-cash stock-based compensation. We have not yet achieved profitability and we can give no assurances that we will achieve profitability within the foreseeable future as we fund our operations and capital expenditures in areas such as establishment and expansion of markets, sales and marketing, operating equipment and research and development. We cannot assure investors that we will ever achieve or sustain profitability or that our operating losses will not increase in the future.

We were previously primarily dependent on U.S. government contracts.

     The majority of our revenues to date have been derived from research and development contracts with the U.S. government. We cannot continue to rely on such contracts for revenue. We plan to submit proposals for additional development contract funding; however, funding is subject to legislative authorization and even if funds are appropriated such funds may be withdrawn based on changes in government priorities. No assurances can be given that we will be successful in obtaining new government contracts. Our inability to obtain revenues from government contracts could have a material adverse effect on our results of long-term operations, unless substantial product or non-government contract revenue offsets any lack of government contract revenue.

Risks related to our intellectual property

     We rely on our license agreement with Eastman Kodak for the development of our products. Eastman Kodak's licensing of its OLED technology to others for microdisplay applications, or the sublicensing by Eastman Kodak of our OLED technology to third parties, could have a material adverse impact on our business.

     Our principal products under development utilize OLED technology that we license from Eastman Kodak. We rely upon Eastman Kodak to protect and enforce key patents held by Eastman Kodak, relating to OLED display technology. Eastman Kodak's patents expire at various times in the future from near term in 2004 through long term patents that are just being issued in 2004. Our license with Eastman Kodak could terminate if we fail to perform any material term or covenant under the license agreement. Since our license from Eastman Kodak is non-exclusive, Eastman Kodak could also elect to become a competitor itself or to license OLED technology for microdisplay applications to others who have the potential to compete with us. The occurrence of any of these events could have a material adverse impact on our business.

We may not be successful in protecting our intellectual property and proprietary rights.

     We rely on a combination of patents, trade secret protection, licensing agreements and other arrangements to establish and protect our proprietary technologies. If we fail to successfully enforce our intellectual property rights, our competitive position could suffer, which could harm our operating results. Patents may not be issued for our current patent applications, third parties may challenge, invalidate or circumvent any patent issued to us, unauthorized parties could obtain and use information that we regard as proprietary despite our efforts to protect our proprietary rights, rights granted under patents issued to us may not afford us any competitive advantage, others may independently develop similar technology or design around our patents, our technology may be available to licensees of Eastman Kodak, and protection of our intellectual property rights may be limited in certain foreign countries. We may be required to expend significant resources to monitor and police our intellectual property rights. Any future infringement or other claims or prosecutions related to our intellectual property could have a material adverse effect on our business. Any such claims, with or without merit, could be time consuming to defend, result in costly litigation, divert management's attention and resources, or require us to enter into royalty or licensing agreements. Such royalty or licensing agreements, if required, may not be available on terms acceptable to us, if at all. Protection of intellectual property has historically been a large expense for eMagin. We have not been in a financial position to properly protect all of our intellectual property, and may not be in a position to properly protect our position or stay ahead of competition in new research and the protecting of the resulting intellectual property.

Risks related to the microdisplay industry

The commercial success of the microdisplay industry depends on the widespread market acceptance of microdisplay systems products.

     The market for microdisplays is emerging. Our success will depend on consumer acceptance of microdisplays as well as the success of the commercialization of the microdisplay market. As an OEM supplier, our customer's products must also be well accepted. At present, it is difficult to assess or predict with any assurance the potential size, timing and viability of market opportunities for our technology in this market. The viewfinder microdisplay market sector is well established with entrenched competitors with whom we must compete.

The microdisplay systems business is intensely competitive.

     We do business in intensely competitive markets that are characterized by rapid technological change, changes in market requirements and competition from both other suppliers and our potential OEM customers. Such markets are typically characterized by price erosion. This intense competition could result in pricing pressures, lower sales, reduced margins, and lower market share. Our ability to compete successfully will depend on a number of factors, both within and outside our control. We expect these factors to include the following:

     o our success in designing, manufacturing and delivering expected new products, including those implementing new technologies on a timely basis;
     o our ability to address the needs of our customers and the quality of our customer services;
     o the quality, performance, reliability, features, ease of use and pricing of our products;
     o    successful expansion of our manufacturing capabilities;
     o our efficiency of production, and ability to manufacture and ship products on time;
     o the rate at which original equipment manufacturing customers incorporate our product solutions into their own products;
     o    the market acceptance of our customers' products; and
     o    product or technology introductions by our competitors.

     Our competitive position could be damaged if one or more potential OEM customers decide to manufacture their own microdisplays, using OLED or alternate technologies. In addition, our customers may be reluctant to rely on a relatively small company such as eMagin for a critical component. We cannot assure you that we will be able to compete successfully against current and future competition, and the failure to do so would have a materially adverse effect upon our business, operating results and financial condition.

The display industry is cyclical.

     The display industry is characterized by fabrication facilities that require large capital expenditures and long lead times for supplies and the subsequent processing time, leading to frequent mismatches between supply and demand. The OLED microdisplay sector may experience overcapacity if and when all of the facilities presently in the planning stage come on line leading to a difficult market in which to sell our products.

Competing products may get to market sooner than ours.

     Our competitors are investing substantial resources in the development and manufacture of microdisplay systems using alternative technologies such as reflective liquid crystal displays (LCDs), LCD-on-Silicon ("LCOS") microdisplays, active matrix electroluminescence and scanning image systems, and transmissive active matrix LCDs. Some of these products have been introduced years ahead of our products and some are established in segments of the microdisplay and virtual imaging markets that we have yet to enter. Displacing entrenched competitors may be difficult, especially in long-term projects or products, even if our product proves itself to be better.

Our competitors have many advantages over us.

     As the microdisplay market develops, we expect to experience intense competition from numerous domestic and foreign companies including well-established corporations possessing worldwide manufacturing and production facilities, greater name recognition, larger retail bases and significantly greater financial, technical, and marketing resources than us, as well as from emerging companies attempting to obtain a share of the various markets in which our microdisplay products have the potential to compete.

Our products are subject to lengthy OEM development periods.

     We plan to sell most of our microdisplays and related products to OEMs who will incorporate them into or with products they sell. OEMs determine during their product development phase whether they will incorporate our products. The time elapsed between initial sampling of our products by OEMs, the custom design of our products to meet specific OEM product requirements, and the ultimate incorporation of our products into OEM consumer products is significant. If our products fail to meet our OEM customers' cost, performance or technical requirements or if unexpected technical challenges arise in the integration of our products into OEM consumer products, our operating results could be significantly and adversely affected. Long delays in achieving customer qualification and incorporation of our products could adversely affect our business.

Our products will likely experience rapidly declining unit prices.

     In the markets in which we expect to compete, prices of established products tend to decline significantly over time. In order to maintain our profit margins over the long term, we believe that we will need to continuously develop product enhancements and new technologies that will either slow price declines of our products or reduce the cost of producing and delivering our products. While we anticipate many opportunities to reduce production costs over time, there can be no assurance that these cost reduction plans will be successful. We may also attempt to offset the anticipated decrease in our average selling price by introducing new products, increasing our sales volumes or adjusting our product mix. If we fail to do so, our results of operations would be materially and adversely affected.

Risks related to manufacturing

We expect to depend on semiconductor contract manufacturers to supply our silicon integrated circuits and other suppliers of key components, materials and services.

     We do not manufacture the silicon integrated circuits on which we incorporate our OLED technology. Instead, we expect to provide the design layouts to semiconductor contract manufacturers who will manufacture the integrated circuits on silicon wafers. We also expect to depend on suppliers of a variety of other components and services, including circuit boards, graphic integrated circuits, passive components, materials and chemicals, and equipment support. Our inability to obtain sufficient quantities of high quality silicon integrated circuits or other necessary components, materials or services on a timely basis has resulted in delays could result in future manufacturing delays, increased costs and ultimately in reduced or delayed sales or lost orders which could materially and adversely affect our operating results.

The manufacture of OLED-on-silicon is new and OLED microdisplays have not been produced in significant quantities.

     If we are unable to produce our products in sufficient quantity, we will be unable to attract customers. In addition, we cannot assure you that once we commence volume production we will attain yields at high throughput that will result in profitable gross margins or that we will not experience manufacturing problems which could result in delays in delivery of orders or product introductions.

We are dependent on a single manufacturing line.

     We initially expect to manufacture our products on a single manufacturing line. If we experience any significant disruption in the operation of our manufacturing facility or a serious failure of a critical piece of equipment, we may be unable to supply microdisplays to our customers. For this reason, some OEMs may also be reluctant to commit a broad line of products to our microdisplays without a second production facility in place. Interruptions in our manufacturing could be caused by manufacturing equipment problems, the introduction of new equipment into the manufacturing process or delays in the delivery of new manufacturing equipment. Lead-time for delivery of manufacturing equipment can be long. No assurance can be given that we will not lose potential sales or be able to meet sales orders delivery requirements due to production interruptions in our manufacturing line. In order to meet the requirements of certain OEMs for multiple manufacturing sites, we will have to expend capital to secure additional sites and may not be able to manage multiple sites successfully.

We currently lease space from IBM on a month-to-month basis.

     We currently lease such space from IBM that houses our principal executive offices, our equipment for OLED microdisplay fabrication and research and development, as well as our assembly operations and storage. We currently occupy such space on a month-to-month basis. We are currently in negotiations with IBM for a new lease. No assurance can be given that we will execute a new lease, or that such new lease will be on terms that are favorable to us. In the event that we are forced to locate new space, we may experience a disruption in our operations, which could have a material adverse affect on our results of operations.

Risks related to our business

Our success depends on attracting and retaining highly skilled and qualified technical and consulting personnel.

     We must hire highly skilled technical personnel as employees and as independent contractors in order to develop our products. The competition for skilled technical employees is intense and we may not be able to retain or recruit such personnel. We must compete with companies that possess greater financial and other resources than we do, and that may be more attractive to potential employees and contractors. To be competitive, we may have to increase the compensation, bonuses, stock options and other fringe benefits offered to employees in order to attract and retain such personnel. The costs of retaining or attracting new personnel may have a material adverse affect on our business and operating results. In addition, difficulties in hiring and retaining technical personnel could delay the implementation of our business plan.

Our success depends in a large part on the continuing service of key personnel.

     Changes in management could have an adverse effect on our business. We are dependent upon the active participation of several key management personnel, including Gary W. Jones, our chief executive officer. This is especially an issue while the company staffing is small. We will also need to recruit additional management in order to expand according to our business plan. We are currently recruiting a chief financial officer. The failure to attract and retain additional management or personnel could have a material adverse effect on our operating results and financial performance.

Our business depends on new products and technologies.

     The market for our products is characterized by rapid changes in product, design and manufacturing process technologies. Our success depends to a large extent on our ability to develop and manufacture new products and technologies to match the varying requirements of different customers in order to establish a competitive position and become profitable. Furthermore, we must adopt our products and processes to technological changes and emerging industry standards and practices on a cost-effective and timely basis. Our failure to accomplish any of the above could harm our business and operating results.

We generally do not have long-term contracts with our customers.

     Our business is operated on the basis of short-term purchase orders and we cannot guarantee that we will be able to obtain long-term contracts for some time. Such purchase orders can be cancelled or revised without penalty, depending on the circumstances. In the absence of a backlog of orders that can only be canceled with penalty, we plan production on the basis of internally generated forecasts of demand, which makes it difficult to accurately forecast revenues. If we fail to accurately forecast operating results, our business may suffer and the value of your investment in the Company may decline. Large, long-term supply line commitments and large inventories of various types of displays and other products will be required to support our business and provide reasonable order turn around for customers. Potentially enabling rapid sales growth targets can greatly increase the cash requirement for these accounts. Such supplies and inventories are subject to potential obsolescence, long delays before sale, and potential damage or loss.

Our business strategy may fail if we cannot continue to form strategic relationships with companies that manufacture and use products that could incorporate our OLED-on-silicon technology.

     Our prospects will be significantly affected by our ability to develop strategic alliances with OEMs for incorporation of our OLED-on-silicon technology into their products. While we intend to continue to establish strategic relationships with manufacturers of electronic consumer products, personal computers, chipmakers, lens makers, equipment makers, material suppliers and/or systems assemblers, there is no assurance that we will be able to continue to establish and maintain strategic relationships on commercially acceptable terms, or that the alliances we do enter into will realize their objectives. Failure to do so would have a material adverse effect on our business.

Our business depends to some extent on international transactions.

     We purchase needed materials from companies located abroad and may be adversely affected by political and currency risk, as well as the additional costs of doing business with a foreign entity. Some customers in other countries have longer receivable periods or warranty periods. In addition, many of the OEMs that are the most likely long-term purchasers of our microdisplays are located abroad exposing us to additional political and currency risk. We may find it necessary to locate manufacturing facilities abroad to be closer to our customers which could expose us to various risks, including management of a multi-national organization, the complexities of complying with foreign laws and customs, political instability and the complexities of taxation in multiple jurisdictions.

Our business may expose us to product liability claims.

     Our business may expose us to product liability claims. Although no such claims have been brought against us to date, and to our knowledge no such claim is threatened or likely, we may face liability to product users for damages resulting from the faulty design or manufacture of our products. While we plan to maintain product liability insurance coverage, there can be no assurance that product liability claims will not exceed coverage limits, fall outside the scope of such coverage, or that such insurance will continue to be available at commercially reasonable rates, if at all.

Our business is subject to environmental regulations and possible liability arising from governmental claims related to the disposal of hazardous substances and/or potential employee claims of exposure to harmful substances used in the development and manufacture of our products.

     We are subject to various governmental regulations related to toxic, volatile, experimental and other hazardous chemicals used in, and disposed of in connection with, our design and manufacturing process. Our failure to comply with these regulations could result in the imposition of fines or in the suspension or cessation of our operations. Compliance with these regulations could require us to acquire costly equipment or to incur other significant expenses. We develop, evaluate and utilize new chemical compounds in the manufacture of our products. While we attempt to ensure that our employees are protected from exposure to hazardous materials, we cannot assure you that potentially harmful exposure will not occur or that we will not be liable to employees as a result.


Risks related to our stock

The substantial number of shares that are or will be eligible for sale could cause our common stock price to decline even if the company is successful.

     Sales of significant amounts of common stock in the public market, or the perception that such sales may occur, could materially affect the market price of our common stock. These sales might also make it more difficult for us to sell equity or equity-related securities in the future at a time and price that we deem appropriate. As of April 30, 2004, we have outstanding (i) options to purchase 7,794,856 shares; and (ii) warrants to purchase 18,187,964 shares of common stock.

                      SECURITIES OFFERED BY THIS PROSPECTUS

            Using this prospectus, we may offer from time to time, in one or more series, together or separately, at prices and on terms to be determined at the time of offering:

     o    shares of common stock, $0.001 par value;
     o    shares of preferred stock, $0.001 par value; and
     o    warrants to purchase shares of common stock or preferred stock;

     In addition, selling stockholders are offering for resale up to (i) 2,600,000 shares of our common stock including 2,500,000 shares issuable upon the exercise of common stock purchase warrants; and (ii) 49,489,060 shares of common stock previously issued and registered in July 2003.

                                 USE OF PROCEEDS

     Unless otherwise provided in the applicable prospectus supplement accompanying this prospectus, the net proceeds, if any, from the sale of the securities offered by eMagin will be used for general corporate purposes, including the acquisition or development of properties, assets, entities or technologies. As of the date of this prospectus, we have not identified as probable any specific material proposed uses of these proceeds. If, as of the date of any prospectus supplement, we have identified any such uses, we will describe them in the prospectus supplement. The amount of securities offered from time to time pursuant to this prospectus and any prospectus supplement, and the precise amount of the net proceeds we will receive from the sale of such securities, as well as the timing of receipt of those proceeds, will depend upon our funding requirements. If we elect at the time of an issuance of securities to make different or more specific uses of the proceeds than as set forth herein, we will describe those uses in the applicable prospectus supplement.

            We will not receive any proceeds from the sale of the shares by the selling stockholders.

                           DESCRIPTION OF CAPITAL STOCK

COMMON STOCK

         We are authorized to issue up to 200,000,000 shares of Common Stock, par value $.001. As of April 30, 2004, there were 63,666,244 shares of common stock outstanding. Holders of the common stock are entitled to one vote per share on all matters to be voted upon by the stockholders. Holders of common stock are entitled to receive ratably such dividends, if any, as may be declared by the Board of Directors out of funds legally available therefore. Upon the liquidation, dissolution, or winding up of our company, the holders of common stock are entitled to share ratably in all of our assets which are legally available for distribution after payment of all debts and other liabilities and liquidation preference of any outstanding common stock. Holders of common stock have no preemptive, subscription, redemption or conversion rights.

         We have engaged Continental Stock Transfer & Trust Company of New York, as independent transfer agent and registrar.

PREFERRED STOCK

     The following description of preferred stock and the description of the terms of a particular series of preferred stock that will be described in the related prospectus supplement are not complete. These descriptions are qualified in their entirety by reference to the certificate of designations relating to that series. The rights, preferences, privileges and restrictions of the preferred stock of each series will be fixed by the certificate of designations relating to that series. You should read the applicable certificate of designations for a complete description of a series of preferred stock. As you read this section, please remember that the specific terms of a particular series of preferred stock as described in the applicable prospectus supplement will supplement and, if applicable, may modify or replace the general terms described in this section. If there are any differences between the applicable prospectus supplement and this prospectus, the applicable prospectus supplement will control. As a result, the statements eMagin makes in this section may not apply to the preferred stock you purchase.

     The eMagin board may issue authorized shares of eMagin preferred stock in one or more series and may, subject to the Delaware general corporate law:

     o    Fix its rights, preferences, privileges and restrictions;
     o    Fix the number of shares and designations of any series; and
     o Increase or decrease the number of shares of any series if not adjusting to a level below the number of then outstanding shares.

     Although eMagin presently does not have specific plans to do so, its board may issue eMagin preferred stock with voting, liquidation, dividend, conversion and such other rights which could negatively affect the voting power or other rights of the eMagin common stockholders without the approval of the eMagin common stockholders. Any issuance of eMagin preferred stock may delay or prevent a change in control of eMagin.

WARRANTS

     We may issue separately, or together with any common stock or preferred stock offered by any prospectus supplement, warrants for the purchase of other shares of common stock or preferred stock ("Warrants"). The Warrants may be issued under warrant agreements (each, a "Warrant Agreement") to be entered into between us and a bank or trust company, as warrant agent (the "Warrant Agent"), or may be represented by certificates evidencing the Warrants (the "Warrant Certificates"), all as set forth in the prospectus supplement relating to the particular series of Warrants. The following summaries of certain provisions of the Warrants do not purport to be complete and are subject to, and are qualified in their entirety by reference to, all the provisions of any related Warrant Agreement and Warrant Certificate, respectively, including the definitions therein of certain terms. Wherever defined terms of the Warrant Agreement are summarized herein or in a prospectus supplement, it is intended that such defined terms shall be incorporated herein or therein by reference. If there are any differences between the applicable prospectus supplement and this prospectus, the applicable prospectus supplement will control. In connection with any offering of Warrants, any such Warrant Agreement or a form of any such Warrant Certificate will be filed with the SEC as an exhibit to or incorporated by reference in the registration statement.

   General

     The prospectus supplement relating to the particular series of Warrants offered thereby will describe the terms of the offered Warrants, any related Warrant Agreements and Warrant Certificates, including the following, to the extent applicable:

     o if the Warrants are offered for separate consideration, the offering price and the currency for which Warrants may be purchased;
     o the number of shares of common or preferred stock purchasable upon exercise of warrants and the price at which such number of shares of common or preferred stock may be purchased upon such exercise;

     o the date, if any, on and after which the offered warrants and the related shares of common or preferred stock will be separately transferable;
     o the date on which the right to exercise the offered Warrants shall commence and the date on which such right shall expire;
     o a discussion of the specific U.S. federal income tax, accounting and other considerations applicable to the Warrants, or to any securities purchasable upon the exercise of the Warrants;
     o whether the offered Warrants represented by Warrant Certificates will be issued in registered or bearer form, and if registered, where they may be transferred and registered;
     o    any applicable anti-dilution provisions;
     o    any applicable redemption or call provisions;
     o    any applicable book-entry provisions; and
     o    any other terms of the offered Warrants.

     Warrant Certificates will be exchangeable on the terms specified in the related prospectus supplement for new Warrant Certificates of different denominations and Warrants may be exercised, as applicable, at our corporate offices, the corporate trust office of the Warrant Agent or any other office indicated in the prospectus supplement relating thereto. Prior to the exercise of their Warrants, holders of Warrants will not have any of the rights of holders of the shares of common or preferred stock purchasable upon such exercise, including the right to receive payments of dividends or distributions of any kind, if any, on the shares of common stock or preferred stock purchasable upon exercise or to exercise any applicable right to vote such shares.

   Exercise of Warrants

     Each Warrant will entitle the holder thereof to purchase such number of shares of common stock or preferred stock at such exercise price as shall in each case be set forth in, or be determinable from, the prospectus supplement relating to such Warrant, by payment of such exercise price in full in the currency and in the manner specified in such prospectus supplement. Warrants may be exercised at any time up to the close of business on their expiration date(s) (or any later date to which we may extend such expiration date(s); unexercised Warrants will become null and void.

     Upon receipt at the corporate trust office of the Warrant Agent or any other office indicated in the related prospectus supplement of (a) payment of the exercise price and (b) the Warrant Certificate properly completed and duly executed, we will, as soon as practicable, forward the shares of common stock or preferred stock purchasable upon such exercise to the holder of such Warrant. If less than all of the Warrants represented by such Warrant Certificate are exercised, a new Warrant Certificate will be issued for the remaining number of Warrants.

                              PLAN OF DISTRIBUTION

Shares to be sold by eMagin

     We may sell the securities being offered hereby: (a) directly to purchasers; (b) through agents; (c) through underwriters; (d) through dealers; or (e) through a combination of any such methods of sale.

     The distribution of the securities may be effected from time to time in one or more transactions:

     o    at a fixed price or at final prices, which may be changed;

     o    at market prices prevailing at the time of sale;

     o    at prices related to such prevailing market prices; or

     o    at negotiated prices.

     Offers to purchase securities may be solicited directly by us, or by agents designated by us, from time to time. Any such agent, which may be deemed to be an underwriter as that term is defined in the Securities Act of 1933, as amended (the "Securities Act"), involved in the offer or sale of the securities in respect of which this prospectus is delivered will be named, and any commissions payable by us to such agent will be set forth, in the applicable prospectus supplement.

     If an underwriter is, or underwriters are, utilized in the offer and sale of securities in respect of which this prospectus and any accompanying prospectus supplement are delivered, we will execute an underwriting agreement with such underwriter(s) for the sale to it or them and the name(s) of the underwriter(s) and the terms of the transaction, including any underwriting discounts and other items constituting compensation of the underwriters and dealers, if any, will be set forth in such prospectus supplement, which will be used by the underwriter(s) to make resales of the securities in respect of which this prospectus and such prospectus supplement are delivered to the public. The securities will be acquired by the underwriters for their own accounts and may be resold from time to time in one or more transactions, including negotiated transactions, at a fixed public offering price or at varying prices determined at the time of sale. Any public offering price and any discounts or concessions allowed or reallowed or paid to dealers may be changed from time to time.

     If a dealer is utilized in the sale of the securities in respect of which this prospectus is delivered, we will sell such securities to the dealer, as principal. The dealer may then resell such securities to the public at varying prices to be determined by such dealer at the time of resale. The name of the dealer and the terms of the transaction will be identified in the applicable prospectus supplement.

     If an agent is used in an offering of securities being offered by this prospectus, the agent will be named, and the terms of the agency will be described, in the applicable prospectus supplement relating to the offering.

     Unless otherwise indicated in a prospectus supplement, an agent will act on a best efforts basis for the period of its appointment.

     If indicated in the applicable prospectus supplement, we will authorize underwriters or their other agents to solicit offers by certain institutional investors to purchase securities from us pursuant to contracts providing for payment and delivery at a future date. Institutional investors with which these contracts may be made include commercial and savings banks, insurance companies, pension funds, investment companies, educational and charitable institutions and others. In all cases, these purchasers must be approved by us. The obligations of any purchaser under any of these contracts will not be subject to any conditions except that (a) the purchase of the securities must not at the time of delivery be prohibited under the laws of any jurisdiction to which that purchaser is subject, and (b) if the securities are also being sold to underwriters, we must have sold to these underwriters the securities not subject to delayed delivery. Underwriters and other agents will not have any responsibility in respect of the validity or performance of these contracts.

     Certain of the underwriters, dealers or agents utilized by us in any offering hereby may be customers of, including borrowers from, engage in transactions with, and perform services for us or one or more of our affiliates in the ordinary course of business. Underwriters, dealers, agents and other persons may be entitled, under agreements which may be entered into with us, to indemnification against certain civil liabilities, including liabilities under the Securities Act of 1933, as amended.

     Until the distribution of the securities is completed, rules of the SEC may limit the ability of the underwriters and certain selling group members, if any, to bid for and purchase the securities. As an exception to these rules, the representatives of the underwriters, if any, are permitted to engage in certain transactions that stabilize the price of the securities. Such transactions may consist of bids or purchases for the purpose of pegging, fixing or maintaining the price of the securities.

     If underwriters create a short position in the securities in connection with the offering thereof (in other words, if they sell more securities than are set forth on the cover page of the applicable prospectus supplement), the representatives of such underwriters may reduce that short position by purchasing securities in the open market. Any such representatives also may elect to reduce any short position by exercising all or part of any over-allotment option described in the applicable prospectus supplement.

     Any such representatives also may impose a penalty bid on certain underwriters and selling group members. This means that if the representatives purchase securities in the open market to reduce the underwriters' short position or to stabilize the price of the securities, they may reclaim the amount of the selling concession from the underwriters and selling group members who sold those shares as part of the offering thereof.

     In general, purchases of a security for the purpose of stabilization or to reduce a syndicate short position could cause the price of the security to be higher than it might otherwise be in the absence of such purchases. The imposition of a penalty bid might have an effect on the price of a security to the extent that it were to discourage resales of the security by purchasers in the offering.

     Neither we nor any of the underwriters, if any, makes any representation or prediction as to the direction or magnitude of any effect that the transactions described above may have on the price of the securities. In addition, neither we nor any of the underwriters, if any, makes any representation that the representatives of the underwriters, if any, will engage in such transactions or that such transactions, once commenced, will not be discontinued without notice.

     The anticipated date of delivery of the securities offered by this prospectus will be described in the applicable prospectus supplement relating to the offering. The securities offered by this prospectus may or may not be listed on a national securities exchange or a foreign securities exchange. We cannot give any assurances that there will be a market for any of the securities offered by this prospectus and any prospectus supplement.

     We estimate that the total expenses we will incur in offering the securities to which this prospectus relates, excluding underwriting discounts and commissions, if any, will be approximately $198,000.


Shares to be sold by the Selling Stockholders


     The selling stockholders and any of their respective pledgees, donees, assignees and other successors-in-interest may, from time to time, sell any or all of their shares of common stock on any stock exchange, market or trading facility on which the shares are traded or in private transactions. These sales may be at fixed or negotiated prices. The selling stockholders may use any one or more of the following methods when selling shares:

     o ordinary brokerage transactions and transactions in which the broker-dealer solicits the purchaser;

     o block trades in which the broker-dealer will attempt to sell the shares as agent but may position and resell a portion of the block as principal to facilitate the transaction;

     o purchases by a broker-dealer as principal and resale by the broker-dealer for its account;

     o an exchange distribution in accordance with the rules of the applicable exchange;

     o    privately-negotiated transactions;

     o short sales that are not violations of the laws and regulations of any state or the United States;

     o broker-dealers may agree with the selling stockholders to sell a specified number of such shares at a stipulated price per share;

     o through the writing of options on the shares or a combination of any such methods of sale; and

     o    any other method permitted pursuant to applicable law.

     The selling stockholders may also sell shares under Rule 144 under the Securities Act, if available, rather than under this prospectus. The selling stockholders shall have the sole and absolute discretion not to accept any purchase offer or make any sale of shares if they deem the purchase price to be unsatisfactory at any particular time.

     The selling stockholders may also engage in short sales against the box, puts and calls and other transactions in our securities or derivatives of our securities and may sell or deliver shares in connection with these trades.

     The selling stockholders or their respective pledgees, donees, transferees or other successors in interest, may also sell the shares directly to market makers acting as principals and/or broker-dealers acting as agents for themselves or their customers. Such broker-dealers may receive compensation in the form of discounts, concessions or commissions from the selling stockholders and/or the purchasers of shares for whom such broker-dealers may act as agents or to whom they sell as principal or both, which compensation as to a particular broker-dealer might be in excess of customary commissions. Market makers and block purchasers purchasing the shares will do so for their own account and at their own risk. It is possible that a selling stockholder will attempt to sell shares of common stock in block transactions to market makers or other purchasers at a price per share which may be below the then market price. The selling stockholders cannot assure that all or any of the shares offered in this prospectus will be issued to, or sold by, the selling stockholders. The selling stockholders and any brokers, dealers or agents, upon effecting the sale of any of the shares offered in this prospectus, may be deemed to be "underwriters" as that term is defined under the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934, as amended, or the rules and regulations under such acts. In such event, any commissions received by such broker-dealers or agents and any profit on the resale of the shares purchased by them may be deemed to be underwriting commissions or discounts under the Securities Act.


     We are required to pay all fees and expenses incident to the registration of the shares, excluding brokerage commissions or underwriter discounts.

     The selling stockholders, alternatively, may sell all or any part of the shares offered in this prospectus through an underwriter. No selling stockholder has entered into any agreement with a prospective underwriter and there is no assurance that any such agreement will be entered into.

     The selling stockholders may pledge their shares to their brokers under the margin provisions of customer agreements. If a selling stockholder defaults on a margin loan, the broker may, from time to time, offer and sell the pledged shares. The selling stockholders and any other persons participating in the sale or distribution of the shares will be subject to applicable provisions of the Securities Exchange Act of 1934, as amended, and the rules and regulations under such act, including, without limitation, Regulation M. These provisions may restrict certain activities of, and limit the timing of purchases and sales of any of the shares by, the selling stockholders or any other such person. In the event that the selling stockholders are deemed affiliated purchasers or distribution participants within the meaning of Regulation M, then the selling stockholders will not be permitted to engage in short sales of common stock. Furthermore, under Regulation M, persons engaged in a distribution of securities are prohibited from simultaneously engaging in market making and certain other activities with respect to such securities for a specified period of time prior to the commencement of such distributions, subject to specified exceptions or exemptions. In regards to short sells, the selling stockholder can only cover its short position with the securities they receive from us upon conversion. In addition, if such short sale is deemed to be a stabilizing activity, then the selling stockholder will not be permitted to engage in a short sale of our common stock. All of these limitations may affect the marketability of the shares.

     We have agreed to indemnify the selling stockholders, or their transferees or assignees, against certain liabilities, including liabilities under the Securities Act of 1933, as amended, or to contribute to payments the selling stockholders or their respective pledgees, donees, transferees or other successors in interest, may be required to make in respect of such liabilities.

     If the selling stockholders notify us that they have a material arrangement with a broker-dealer for the resale of the common stock, then we would be required to amend the registration statement of which this prospectus is a part, and file a prospectus supplement to describe the agreements between the selling stockholders and the broker-dealer.

                            SELLING SECURITY HOLDERS

February 2004 - Warrants Issued to Holders of Notes Issued in April 2003
Financing

     On April 25, 2003, we issued certain subordinated promissory notes that were convertible into shares of our common stock at a conversion price of $0.7742 per share. In February 2004, in order to induce the holders of the Notes to convert the Notes into shares of our common stock, we entered into an agreement with the holders of the Notes pursuant to which we issued warrants to purchase an aggregate of 2.5 million shares of common stock, which Warrants are exercisable at a price of $2.76 per share. 1.5 million of the Warrants are exercisable until the later of (i) twelve (12) months from the date upon which a registration statement covering the shares issuable upon exercise of the Warrants is declared effective by the Securities and Exchange Commission, or
(ii) December 31, 2005. The remaining 1.0 million of the Warrants are exercisable until four (4) years from the date upon which the registration statement covering such shares is declared effective by the Securities and Exchange Commission.

Registration Rights Agreement

     In connection with the transaction described above, we entered into a registration rights agreement which provides that we will prepare and file with the Securities and Exchange Commission a registration statement covering the resale of all of the shares of common stock underlying the Warrants.

     On March 8, 2003, eMagin Corporation entered into a compensation agreement for legal services with Sichenzia Ross Friedman Ference LLP. The compensation under this agreement provided for the issuance of up to 200,000 shares of common stock in lieu of cash for services rendered. As of the date of this prospectus, 100,000 shares have been issued. This prospectus covers the resale of the remaining 100,000 shares to be issued under the compensation agreement.

     The table below sets forth information concerning the resale of the shares of common stock by the selling stockholders. We will not receive any proceeds from the resale of the common stock by the selling stockholders. We may receive proceeds from the exercise of the warrants. Assuming all the shares registered below are sold by the selling stockholders, none of the selling stockholders will continue to own any shares of our common stock.

                                                      Shares Owned                                          Shares Owned
                                                 Prior to the Offering                                    After the Offering (2)
                                            --------------------------------                      ---------------------------------
                                                                                    Total
                   Name                       Number(1)         Percent       Shares Registered      Number           Percent
                   ----                       ---------         -------       -----------------      ------           -------

Stillwater LLC (3)                            13,991,367       20.0%           1,294,402                 -                -
George Haywood (4)                             7,169,952       10.8%             619,877                 -                -
Ginola Limited (5)                             6,110,074        9.3%             416,308                 -                -
Jack Rivkin (6)                                1,046,607        1.6%              83,347                 -                -
Emerald Venture Fund (7)                         520,487         *                45,220                 -                -
Robert N. Verratti (8)                           179,711         *                15,692                 -                -
Emerald Advantage Fund (9)                       143,826         *                12,577                 -                -
Emerald Advantage Offshore Fund (10)             143,826         *                12,577                 -                -
Richard A. Friedman (11)                         100,000         *               100,000
------------------------------------------------------------------------------------------------------------------------------------

* Less than one percent.

(1) The number and percentage of shares beneficially owned is determined in accordance with Rule 13d-3 of the Securities Exchange Act of 1934, and the information is not necessarily indicative of beneficial ownership for any other purpose. Under such rule, beneficial ownership includes any shares as to which the selling stockholders has sole or shared voting power or investment power and also any shares, which the selling stockholders has the right to acquire within 60 days.

(2) Assumes that all securities being offered for sale pursuant to this prospectus will be sold.

(3) This figure represents:

(i) 7,472,999 shares owned by Stillwater LLC, which includes 1,051,216 shares owned by Rainbow Gate, in which the sole member of Stillwater LLC is the investment manager of Rainbow Gate Corporation; and

(ii) warrants held by Stillwater LLC to purchase 6,518,368 shares, which includes:

(a) a warrant to purchase 300,000 shares that may not be exercised by Stillwater LLC so long as Stillwater LLC is the beneficial owner, directly or indirectly, of more than ten percent (10%) of the common stock of eMagin for purposes of
Section 16 of the Securities Exchange Act of 1934, and (b) a warrant to purchase 289,310 shares held by Rainbow Gate Corporation, in which the sole member of Stillwater LLC is the investment manager of Rainbow Gate Corporation.

(4) Includes 2,586,664 shares underlying warrants.

(5) This figure represents:

(i) 3,770,860 shares owned by Ginola Limited which include 1,051,216 shares held indirectly by Rainbow Gate Corporation, 119,116 shares owned by Ogier Trustee Limited and 396,223 shares owned by Crestflower Corporation. Ginola Limited disclaims beneficial ownership of the shares owned by Crestflower Corporation and Ogier Trustee Limited; and

(ii) warrants held by Ginola Limited to purchase 2,339,214 common shares which includes a warrant to purchase 289,310 shares held by Rainbow Gate Corporation, in which the sole shareholder of Ginola Limited is also the sole shareholder of Rainbow Gate Corporation.

(6) Includes 225,824 shares underlying warrants and 324,167 shares underlying options.

(7)  Includes 45,220 shares underlying warrants.

(8)  Includes 80,274 shares underlying warrants.

(9)  Includes 12,577 shares underlying warrants.

(10) Includes 12,577 shares underlying warrants.

(11) Mr. Friedman is a member of the firm Sichenzia Ross Friedman Ference LLP, counsel to eMagin Corporation. Such shares will be issued for legal services.

July 2003 Registration Statement - Securities previously issued and registered.

     This prospectus, as it may be amended or supplemented from time to time, is also deemed to relate to the 49,489,060 shares of common stock that were previously issued and registered pursuant to a registration statement on Form SB-2, Commission File No. 333-105750. We are incorporating by reference the July 2003 registration statement in order to keep such information current and satisfy our registration rights obligation to such selling stockholders.

     The table below sets forth information concerning the resale of the shares of common stock by the selling stockholders. We will not receive any proceeds from the resale of the common stock by the selling stockholders. We will receive proceeds from the exercise of the warrants. Assuming all the shares registered below are sold by the selling stockholders, none of the selling stockholders will continue to own any shares of our common stock.

                                             Shares Owned                                          Shares Owned
                                        Prior to the Offering                                    After the Offering (2)
                                   --------------------------------                      ---------------------------------
                                                                           Total
                   Name              Number(1)         Percent       Shares Registered      Number           Percent
                   ----              ---------         -------       -----------------      ------           -------

Stillwater LLC (3)                     13,991,367       20.0%          12,696,965                 -                -
George Haywood (4)                      7,169,952       10.8%           6,550,075                 -                -
Ginola Limited (5)                      6,110,074        9.3%           5,693,766                 -                -
Travelers Insurance Company (6)         5,031,719        7.7%           5,031,719                 -                -
SK Corporation (7)                      2,701,312        4.2%           2,701,312                 -                -
Triton West Group, Inc.                 2,010,561        3.2%           2,010,561                 -                -
Rohm Corporation (8)                    1,903,245        3.0%           1,903,245                 -                -
Rainbow Gate Corporation (9)            1,340,526        2.1%           1,340,526                 -                -

                                       23

Vertical Ventures Investments, LLC      1,121,663        1.8%           1,121,663                 -                -
Newington Invest Limited                1,102,204        1.7%           1,102,204                 -                -
Finova Capital Corporation              1,053,684        1.7%           1,053,684                 -                -
Jack Rivkin (10)                        1,046,607        1.6%             963,260                 -                -
ASM Lithography                           844,156        *                844,156                 -                -
Farmers Insurance Company                 734,191        *                734,191                 -                -
Mid-Century Insurance                     734,191        *                734,191                 -                -
Emerald Venture (11)                      520,487        *                475,267                 -                -
Ben Johnson                               457,172        *                457,172                 -                -
Crestflower Corporation (12)              396,223        *                396,223                 -                -
Verus                                     288,642        *                288,642                 -                -
Eric Friedland                            275,552        *                275,552                 -                -
Andrea Della Valle                        223,715        *                223,715                 -                -
David Zierk                               220,441        *                220,441                 -                -
Robert N. Verratti (13)                   179,711        *                164,019                 -                -
Emerald Advantage (14)                    143,826        *                131,249                 -                -
Emerald Advantage Offshore (15)           143,826        *                131,249                 -                -
Paul Cronson (16)                         129,165        *                129,165                 -                -
Robert Goodwin (17)                       129,166        *                129,166                 -                -
Robert C. Mayer, Jr. (18)                 129,165        *                129,165                 -                -
Ogier Trustee Limited, as Trustee (19)    119,116        *                119,116                 -                -
  UA 10/14/88
Northwind Associates                      150,000        *                150,000                 -                -
E-Pin                                      96,038        *                 96,038                 -                -
Martin Solomon                             51,370        *                 51,370                 -                -
Ajmal Khan                                 41,096        *                 41,096                 -                -
Xybernaut Corp.                            36,164        *                 36,164                 -                -
James Arkoosh (20)                         10,274        *                 10,274                 -                -
Amalkamar Ghosh                             2,113        *                  2,113                 -                -
Walter Johnstone                              346        *                    346                 -                -
------------------------------------------------------------------------------------------------------------------------------------

* Less than one percent.

(1) The number and percentage of shares beneficially owned is determined in accordance with Rule 13d-3 of the Securities Exchange Act of 1934, and the information is not necessarily indicative of beneficial ownership for any other purpose. Under such rule, beneficial ownership includes any shares as to which the selling stockholders has sole or shared voting power or investment power and also any shares, which the selling stockholders has the right to acquire within 60 days.

(2) Assumes that all securities being offered for sale pursuant to this prospectus will be sold.

(3) This figure represents:

(i) 7,472,999 shares owned by Stillwater LLC, which includes 1,051,216 shares owned by Rainbow Gate, in which the sole member of Stillwater LLC is the investment manager of Rainbow Gate Corporation; and

(ii) warrants held by Stillwater LLC to purchase 6,518,368 shares, which includes;

(a) a warrant to purchase 300,000 shares that may not be exercised by Stillwater LLC so long as Stillwater LLC is the beneficial owner, directly or indirectly, of more than ten percent (10%) of the common stock of eMagin for purposes of
Section 16 of the Securities Exchange Act of 1934; and
(b) a warrant to purchase 289,310 shares held by Rainbow Gate Corporation, in which the sole member of Stillwater LLC is the investment manager of Rainbow Gate Corporation.

(4) Includes 2,586,664 shares underlying warrants.

(5) This figure represents:

(i) 3,770,860 shares owned by Ginola Limited which include 1,051,216 shares held indirectly by Rainbow Gate Corporation, 119,116 shares owned by Ogier Trustee Limited and 396,223 shares owned by Crestflower Corporation. Ginola Limited disclaims beneficial ownership of the shares owned by Crestflower Corporation and Ogier Trustee Limited; and

(ii) warrants held by Ginola Limited to purchase 2,339,214 common shares which includes a warrant to purchase 289,310 shares held by Rainbow Gate Corporation, in which the sole shareholder of Ginola Limited is also the sole shareholder of Rainbow Gate Corporation.

(6)  Includes 1,651,843 shares underlying warrants.

(7)  Includes 205,479 shares underlying warrants.

(8)  Includes 512,820 shares underlying warrants.

(9)  Includes 289,310 shares underlying warrants.

(10) Includes 225,824 shares underlying warrants and 324,167 shares underlying options.

(11) Includes 45,220 shares underlying warrants.

(12) Crestflower Corporation has overlapping directors with Ginola Limited, however, Ginola Limited disclaims beneficial ownership of the shares owned by Crestflower Corporation.

(13) Includes 80,274 shares underlying warrants.

(14) Includes 12,577 shares underlying warrants.

(15) Includes 12,577 shares underlying warrants.

(16) The amount represents shares underlying warrants.

(17) The amount represents shares underlying warrants.

(18) The amount represents shares underlying warrants.

(19) Ogier Trustee Limited has overlapping directors with Ginola Limited, however, Ginola Limited disclaims beneficial ownership of the shares owned by Ogier Trustee Limited.

(20) Represents 10,274 shares underlying warrants.

                                  LEGAL MATTERS

     The validity of the issuance of the shares being offered hereby will be passed upon for us by Sichenzia Ross Friedman Ference LLP, New York, New York. A member of such firm, Richard A. Friedman, will receive up to 100,000 shares of common stock for legal services. All such shares are registered in this prospectus.

                                     EXPERTS

      The consolidated financial statements and schedule of eMagin appearing in eMagin's Annual Report on Form 10-KSB for the year ended December 31, 2003, have been audited by Eisner LLP, independent auditors, as set forth in their report included therein and incorporated herein by reference. Such consolidated financial statements are incorporated herein by reference in reliance upon such report given on the authority of such firm as experts in accounting and auditing.

     The consolidated financial statements and schedule of eMagin appearing in eMagin's Annual Report on Form 10-K for the year ended December 31, 2002, have been audited by Grant Thornton LLP, independent registered public accounting firm, as set forth in their report included therein and incorporated herein by reference. Such consolidated financial statements are incorporated herein by reference in reliance upon such report given on the authority of such firm as experts in accounting and auditing.

                                     PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS

Item 14. Other Expenses of Issuance and Distributions.

SEC registration fee..........................................        $8,000
Printing and engraving fees                                          $25,000
Legal fees....................................................      $125,000
Accounting fees...............................................       $40,000
                                                                    ---------
Total.........................................................      $198,000*
                                                                    =========
*Estimated


Item 15. Indemnification of Directors and Officers.

     Our Articles of Incorporation, as amended and restated, provide to the fullest extent permitted by Section 145 of the General Corporation Law of the State of Delaware, that our directors or officers shall not be personally liable to us or our shareholders for damages for breach of such director's or officer's fiduciary duty. The effect of this provision of our Articles of Incorporation, as amended and restated, is to eliminate our rights and our shareholders (through shareholders' derivative suits on behalf of our company) to recover damages against a director or officer for breach of the fiduciary duty of care as a director or officer (including breaches resulting from negligent or grossly negligent behavior), except under certain situations defined by statute. We believe that the indemnification provisions in our Articles of Incorporation, as amended, are necessary to attract and retain qualified persons as directors and officers.

     Our By-Laws also provide that the Board of Directors may also authorize the company to indemnify our employees or agents, and to advance the reasonable expenses of such persons, to the same extent, following the same determinations and upon the same conditions as are required for the indemnification of and advancement of expenses to our directors and officers. As of the date of this Registration Statement, the Board of Directors has not extended indemnification rights to persons other than directors and officers.

     Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers or persons controlling us pursuant to the foregoing provisions, or otherwise, we have been advised that in the opinion of the Securities and Exchange Commission, such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable.

Item 16. Exhibits.

         The exhibits filed as part of this Registration Statement are as follows:

Exhibit Number                Description
------------------ -- ----------------------------------------------------------

5.1                   Opinion of Counsel

23.1                  Consent from Independent Auditors

23.2                  Consent from Independent Certified Public Accountants

23.3                  Consent from Counsel (incorporated in Exhibit 5.1)

Item 17. Undertakings

(a) The undersigned Registrant hereby undertakes:

     1. To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

          (i) to include any prospectus required by Section 10(a)(3) of the Securities Act of 1933, as amended;

          (ii) to reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof), which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes on volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement; and

          (iii) to include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement,

     2. That, for the purpose of determining any liability under the Securities Act of 1933, as amended, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     3. To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

     4. The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, as amended, each filing of the Registrant's

          Annual Report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934, as amended, that is incorporated by reference in the Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     5. Insofar as indemnification for liabilities arising under the Securities Act of 1933, as amended (the "Act"), may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

     6. The undersigned registrant hereby undertakes to deliver or cause to be delivered with the prospectus, to each person to whom the prospectus is sent or given, the latest annual report to security holders that is incorporated by reference in the prospectus and furnished pursuant to and meeting the requirements of Rule 14-a or Rule 14c-3 under the Securities Exchange Act of 1934; and, where interim financial information required to be presented by Article 3 of Regulations S-X are not set forth in the prospectus, to deliver, or cause to be delivered to each person to whom the prospectus is sent or given, the latest quarterly report that is specifically incorporated by reference in the prospectus to provide such interim financial information.

                                   SIGNATURES


     Pursuant to the requirements of the Securities Act of 1933, as amended, the registrant, Emagin Corporation, certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this Registration Statement on Form S-3 to be signed on its behalf by the undersigned, thereunto duly authorized, in the city of Hopewell, State of New York, on the 9th day of June 2004.



                               EMAGIN CORPORATION



                                                    By: /s/   Gary W. Jones
                                                       -------------------------
                                                      Name:   Gary W. Jones
                                                     Title:   President

                                POWER OF ATTORNEY

     Each person whose signature appears below constitutes and appoints Gary W. Jones his or her true and lawful attorney in fact and agent, with full power of substitution and resubstitution, for him or her and in his name, place and stead, in any and all capacities, to sign any or all amendments (including post effective amendments) to the Registration Statement, and to sign any registration statement for the same offering covered by this Registration Statement that is to be effective upon filing pursuant to Rule 462(b) under the Securities Act of 1933, as amended, and all post effective amendments thereto, and to file the same, with all exhibits thereto, and all documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorney-in-fact and agent, full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all that said attorney-in-fact and agent, each acting alone, or his or her substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

     Pursuant to the requirements of the Securities Act of 1933, this Registration Statement on Form S-3 has been signed below by the following persons in the capacities and on the dates indicated:



            NAME                      TITLE                                     DATE
            ----                      -----                                     ----

/s/ Gary Jones                    Chief Executive Officer, President, and       June 9, 2004
---------------------------       Acting Chief Financial Officer and Director
Gary Jones                        (Principal Executive Officer)

/s/ Claude Charles                   Director                                   June 9, 2004
---------------------------
Claude Charles

/s/ Jacob E. Goldman                 Director                                   June 9, 2004
---------------------------
Dr. Jacob E. Goldman


/s/ Jack Rivkin                      Director                                   June 9, 2004
---------------------------
Jack Rivkin


/s/ Paul Cronson                     Director                                   June 9, 2004
---------------------------
Paul Cronson


/s/ Jill Wittels                     Director                                   June 9, 2004
---------------------------
Dr. Jill Wittels


/s/ Thomas Paulsen                   Director                                   June 9, 2004
---------------------------
Adm. Thomas Paulsen
